VCA Antech, Inc. and Pet's Choice, Inc. Announce Definitive Merger Agreement

     LOS ANGELES, California, May 23, 2005 - VCA Antech, Inc. (NASDAQ NM SYMBOL:
WOOF), a leading animal healthcare company in the United States, and Pet's Choice, Inc. ("Pet's Choice") today announced the signing of a definitive merger agreement. Under the agreement, VCA Antech (the "Company") will acquire Pet's Choice for $60 million (less assumed debt), to be paid in cash. Pet's Choice operates 46 animal hospitals in five states with annual revenues in fiscal year ended March 27, 2005 of $69.4 million. On completion of the merger, the combined companies will operate 370 animal hospitals in 37 states.

     Bob Antin, Chairman and CEO of VCA Antech, stated, "We are very excited about the opportunity to merge VCA Antech and Pet's Choice animal hospital operations. The merger of the two companies was made possible by the long-standing relationship between the two companies and the mutual respect among the senior management teams. Both companies were founded on, and have developed a culture of, focusing on providing high quality pet care and setting the standard within the profession.

     "Combining the two companies provides us the opportunity to strengthen our presence in five states, particularly Texas and Washington, where we have focused in the past. In addition to merging Pet's Choice's quality animal hospitals into our national network of hospitals, we will merge two great management teams with substantial experience in the industry. We are excited about the prospects for growth and innovation that will come out of the merger of our teams.

     "We believe that the combination of the two companies will be accretive to net income and diluted earnings per share starting in the first quarter of 2006. The impact (after integration costs) on net income and diluted earnings per share for the remainder of 2005 is not expected to be material."

     Mr. Rich Finlay, President and CEO of Pet's Choice, said, "I am proud of what we built over the past nine years. I view this as a merger of hospitals, people and cultures and believe it is a great fit. It is really a continuation of our original vision. The size and scale of the combined animal hospital operations will afford our hospitals many benefits and advance our objective of providing the highest quality veterinary care in the nation. Many outstanding members of our management team will join VCA's team to continue on the path that we started on nine years ago."

     The merger agreement was unanimously approved by the Pet's Choice board of directors. The merger agreement is subject to customary closing conditions, including approval of the stockholders of Pet's Choice. VCA Antech's board of directors approved the merger, which will require approval from its lenders. Closing is targeted for July 2005.

     VCA Antech, Inc. will discuss the merger agreement during a conference call on Tuesday, May 24, 2005 at 8:30 a.m. Eastern Time. The conference call can be accessed

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via telephone by dialing (800) 289-0494. Interested parties should call at least 10 minutes prior to the conference call to register. The conference call will also be broadcast live on the Internet and can be accessed by visiting the Company's website at http://investor.vcaantech.com. Interested parties will be able to access a replay of the conference call by visiting the Company's website.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to the expected growth, innovation and other benefits of the combination of the two companies, expected impact of the merger on net income and earnings per diluted share for each of 2005 and 2006, the anticipated timeframe for the closing, and whether the satisfaction of the closing conditions will be met and the merger consummated. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the merger, including the ability to obtain Pet's Choice's stockholder approval in a timely manner or at all; the ability of the Company to obtain the consent of its lenders; the ability of the companies to consummate the merger; a material adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of the Company's laboratory internal growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; any impairment in the carrying value of the Company's goodwill; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; changes in the market for financing; the ability of the Company to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2004 and the Company's periodic Report on Form 10-Q for the quarter ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact:        Tomas Fuller, Chief Financial Officer
                           (310) 571-6505